Exhibit 99.1

Culp, Inc. Names Sharon A. Decker to Board of Directors

HIGH POINT, N.C.--(BUSINESS WIRE)--March 6, 2019--Culp, Inc. (NYSE: CULP) today announced that Sharon A. Decker was elected to the company’s Board of Directors. Her term is effective March 6, 2019, and will expire at the next annual meeting of shareholders, at which time she will be eligible for re-election along with the other directors.

Decker is Chief Operating Officer of Tryon Equestrian Partners, with responsibility for the Tryon International Equestrian Center and Tryon Resort, a world-class equestrian lifestyle destination that hosts international equestrian competitions in Mill Spring, North Carolina. She previously served as President of NURAY Media, a media preservation company. She was appointed Secretary of Commerce for the State of North Carolina, and held this position from 2013 to 2014, where she led the creation of the Economic Development Partnership of North Carolina, a public-private entity focused on marketing North Carolina globally. She previously served as President of Doncaster, a division of the Tanner Companies, a direct marketer of women’s apparel, and President and Chief Executive Officer of The Lynnwood Foundation, which created a conference center and leadership institute in Charlotte, North Carolina. While at Lynnwood, she also served as the chair of the Charlotte Chamber of Commerce. Prior to this, Decker spent a significant portion of her career at Duke Energy, rising to the rank of Corporate Vice President. During her 18-year tenure with the energy provider, she worked in various strategic areas from marketing and community relations to customer service and was instrumental in the creation of its 24-hour customer service center, an organization that still serves as a model for the energy industry.

Decker graduated summa cum laude from the University of North Carolina at Greensboro with a bachelor’s degree in Consumer Services. She currently serves on the board of directors at Coca-Cola Consolidated Inc. and is a member of the board of trustees at the University of North Carolina-Charlotte. She has also served on the boards of Family Dollar Stores Inc., SCANA Corp, and Public Service Company of North Carolina Inc., a subsidiary of SCANA Corp.

Commenting on the announcement, Frank Saxon, vice chairman and chief executive officer of Culp, Inc., stated, “We are pleased and fortunate to have Sharon Decker join our Board of Directors as an independent director. She brings extensive corporate marketing, customer service and economic development experience that will complement the work and expertise of our other members. We will also benefit from her significant level of corporate board experience and leadership with numerous civic engagement activities in North Carolina. We look forward to her valuable insight and contributions as we continue to execute Culp’s growth strategy.”

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has operations located in the United States, Canada, China and Haiti.

CONTACT:
Company Contact:
Kenneth R. Bowling
Chief Financial Officer
336-881-5630

Media Contact:
Teresa A. Huffman
Vice President, Human Resources
336-889-5161